  UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant [   ]

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[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to 14a-12

AZURRX BIOPHARMA, INC.
(Name of Registrant as Specified in Its Charter)

___________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AzurRx BioPharma, Inc.
1615 South Congress Avenue, Suite 103
Delray Beach, Florida 33445
 (646) 699-7855

Dear Fellow Stockholder,	January 19, 2021

On behalf of the Board of Directors and management of AzurRx BioPharma, Inc., (“we”, “us” and “our”), a Delaware corporation, you are invited to attend a Special Meeting of Stockholders including any adjournment or postponement thereof (the “Special Meeting”) to be held on February 24, 2021 at 9:00 A.M., Eastern Time and at any adjournment or postponement thereof, virtually via the Internet at https://www.virtualshareholdermeeting.com/AZRX2021SM.

Matters to be presented for action at the meeting are described in the enclosed proxy statement. We will also act on such other business as may properly come before the meeting or any adjournment or postponement thereof.

Your vote is important. Regardless of whether you plan to attend the Special Meeting virtually, please read the accompanying proxy statement and then vote by internet, telephone or e-mail as promptly as possible. Returning your proxy will help us assure that a quorum will be present at the Special Meeting and avoid the additional expense of duplicate proxy solicitations. Any stockholder attending the virtual Special Meeting may vote during the virtual meeting, even if he or she has returned a proxy. Please refer to the “Voting” section contained within this proxy statement for instructions on submitting your vote. Voting promptly will save us additional expense in soliciting proxies and will ensure that your shares are represented at the Special Meeting.

Our Board of Directors has unanimously approved the proposals set forth in the proxy statement and recommends that you vote in favor of each such proposal.

Sincerely,
/s/ Edward J. Borkowski
EDWARD J. BORKOWSKI Chair of the Board

 If you have any questions or require any assistance in voting your shares, please call:

Alliance Advisors LLC
200 Broadacres Drive, 3rd Floor, Bloomfield, NJ 07003
(833) 550-0994

NOTICE OF THE AZURRX BIOPHARMA, INC. SPECIAL MEETING OF STOCKHOLDERS

Date and Time	February 24, 2021 at 9:00 A.M., Eastern Time.

Place	Solely virtual via the Internet at https://www.virtualshareholdermeeting.com/AZRX2021SM.

Items of Business	1.
Approval, pursuant to Nasdaq Listing Rule 5635, of the issuance of shares of our common stock, par value $0.0001 per share (the “Common Stock”), upon conversion of our Series C 9.00% Convertible Junior Preferred Stock, par value $0.0001 per share (the “Series C Preferred Stock”) and other securities in excess of 20% of our Common Stock outstanding;

	2.	Approval to amend our Amended and Restated Certificate of Incorporation (the “Charter”) to increase the total number of authorized shares of Common Stock by 100,000,000 shares to 250,000,000 shares;

3.
Approval to amend our Charter to authorize the Board of Directors (the “Board”) to effect a reverse stock split of both our issued and outstanding and authorized shares of Common Stock, at a specific ratio, ranging from one-for-five (1:5) to one-for-ten (1:10), at any time prior to the one-year anniversary date of the special meeting, with the exact ratio to be determined by the Board (the “Reverse Split”); and

4.
Approval of the adjournment of the Special Meeting of Stockholders (the “Special Meeting”) to the extent there are insufficient proxies at the Special Meeting to approve any one or more of the foregoing proposals.

Adjournments and Postponements
Any action on the items of business described above may be considered at the Special Meeting at the time and on the date specified above or at any time and date to which the Special Meeting may be properly adjourned or postponed.

Record Date	January 4, 2021 (the “Record Date”). Only holders of record of our Common Stock as of the close of business on the Record Date are entitled to notice of and to vote at the Special Meeting.

Meeting Admission	You are invited to virtually attend the Special Meeting if you are a stockholder of record or a beneficial owner of shares of our Common Stock as of the Record Date.

Availability of Proxy Materials	Our proxy materials are also available on the internet at: www.proxyvote.com.

Voting
If your shares are held in the name of a bank, broker or other fiduciary, please follow the instructions on the proxy card. Whether or not you expect to attend virtually, we urge you to vote your shares as promptly as possible by following the proxy card instructions attached to this Proxy Statement that you received in the mail so that your shares may be represented and voted at the Special Meeting. Your vote is very important.

BY ORDER OF THE BOARD OF DIRECTORS,
/s/ James Sapirstein
Delray Beach, Florida January 19, 2021	JAMES SAPIRSTEIN President and Chief Executive Officer

1615 South Congress Avenue, Suite 103
Delray Beach, Florida 33445
 (646) 699-7855

PROXY STATEMENT

The enclosed proxy is solicited on behalf of the Board of Directors (the “Board”) of AzurRx BioPharma, Inc. (the “Company,” “we,” “us,” or “our”), for use at the upcoming Special Meeting of Stockholders including any adjournment or postponement thereof (the “Special Meeting”) to be held on February 24, 2021 at 9:00 A.M. Eastern Time, and at any adjournment or postponement thereof, virtually via the Internet at  https://www.virtualshareholdermeeting.com/AZRX2021SM.

This proxy statement and the enclosed proxy card are first being mailed on or about January 19, 2021 to stockholders entitled to vote as of the close of business on January 4, 2021 (the “Record Date”). These proxy materials contain instructions on how to access this proxy statement online at: proxyvote.com, and how to submit your vote via the internet, telephone and/or e-mail.

Voting

The specific proposals to be considered and acted upon at the Special Meeting are each described in this proxy statement. Only holders of shares of our common stock, par value $0.0001 per share (the “Common Stock”), as of the close of business on the Record Date are entitled to notice of and to vote at the Special Meeting. As of January 4, 2021, there were 34,900,382 shares of Common Stock issued and outstanding. Each holder of Common Stock is entitled to one vote for each share held as of the Record Date.

Quorum

In order for any business to be conducted at the Special Meeting, the holders of a majority in voting power of the shares of our capital stock issued and outstanding and entitled to vote at the meeting, present in person, present by means of remote communication in a manner, if any, authorized by the Board in its sole discretion, or represented by proxy, shall constitute a quorum for the transaction of business. If a quorum is not present at the scheduled time of the Special Meeting, the Board, the chairman of the meeting or, if directed to be voted on by the chairman of the meeting, by the stockholders present or represented at the meeting and entitled to vote thereon, although less than a quorum, may adjourn the Special Meeting until a quorum is present. The time and place of the adjourned Special Meeting will be announced at the time the adjournment is taken, and no other notice will be given unless the adjournment is for more than 30 days, in which case a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the Special Meeting. An adjournment will have no effect on the business that may be conducted at the Special Meeting.

Required Vote for Approval

No.	Proposal

1.
Approval, Pursuant to Nasdaq Listing Rule 5635, of the Issuance of Shares of Our Common Stock Upon Conversion of Our Series C 9.00% Convertible Junior Preferred Stock, Par Value $0.0001 Per Share (the “Series C Preferred Stock”), and Other Securities in Excess of 20% of Our Common Stock Outstanding. To approve the sale and issuance of the shares of Common Stock underlying the securities sold and issued in the Offerings (as defined in Proposal No.1). This proposal requires the affirmative (“FOR”) vote of a majority of votes cast by shares present or represented by proxy and entitled to vote at the Special Meeting.

2.
Approval to Amend Our Amended and Restated Certificate of Incorporation (the “Charter”) to Increase the Total Number of Authorized Shares of Common Stock by 100,000,000 Shares to 250,000,000 Shares. To approve an amendment to our Charter to increase the number of authorized shares of Common Stock by 100,000,000 shares to 250,000,000 shares. This proposal must be approved by the affirmative vote of a majority of the outstanding shares of our Common Stock entitled to vote on the proposal. Shares that are not represented at the Special Meeting and abstentions and, if this proposal is deemed to be “non-routine” as described below, broker non-votes with respect to this proposal will have the same practical effect as a vote against this proposal.

3.
Approval to Amend Our Charter to Authorize the Board to Effect a Reverse Stock Split of Both our Issued and Outstanding and Authorized Shares of Common Stock at a Specific Ratio, Ranging from One-for-Five (1:5) to One-for-Ten (1:10), at Any Time Prior to the One-Year Anniversary Date of the Special Meeting, With the Exact Ratio to be Determined by the Board (the “Reverse Split”). To approve an amendment to our Charter to authorize the Board to effect a reverse stock split of both our issued and outstanding and authorized shares of Common Stock at a specific ratio, ranging from one-for-five (1:5) to one-for-ten (1:10), any time prior to the one-year anniversary date of the Special Meeting, with the exact ratio to be determined by the Board. This proposal must be approved by the affirmative vote of a majority of the outstanding shares of our Common Stock entitled to vote on the proposal. Shares that are not represented at the Special Meeting and abstentions and, if this proposal is deemed to be “non-routine” as described below, broker non-votes with respect to this proposal will have the same practical effect as a vote against this proposal.

4.
Approval of the Adjournment of the Special Meeting to the Extent There Are Insufficient Proxies at the Special Meeting to Approve Any One or More of the Foregoing Proposals. To approve the adjournment of the Special Meeting in the event that the number of shares of Common Stock present or represented by proxy at the Special Meeting and voting “FOR” the adoption of any one or more of the foregoing proposals are insufficient to approve any proposal. This proposal requires the affirmative (“FOR”) vote of a majority of votes cast by the shares present or represented by proxy and entitled to vote at the Special Meeting.

Abstentions and Broker Non-Votes

All votes will be tabulated by the inspector of election appointed for the Special Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. An abstention is the voluntary act of not voting by a stockholder who is present at the Special Meeting and entitled to vote. A broker “non-vote” occurs when a broker nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary power for that particular item and has not received instructions from the beneficial owner. If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon at the Special Meeting. If you do not give your broker or nominee specific instructions regarding such matters, your proxy will be deemed a “broker non-vote.”

The question of whether your broker or nominee may be permitted to exercise voting discretion with respect to a particular matter depends on whether the New York Stock Exchange (the “NYSE”) deems the particular proposal to be a “routine” matter and how your broker or nominee exercises any discretion they may have in the voting of the shares that you beneficially own. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholder, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management-supported.

For any proposal that is considered a “routine” matter, your broker or nominee may vote your shares in its discretion either for or against the proposal even in the absence of your instruction. For any proposal that is considered a “non-routine” matter for which you do not give your broker instructions, the shares will be treated as broker non-votes. “Broker non-votes” occur when a beneficial owner of shares held in street name does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Broker non-votes will not be considered to be shares “entitled to vote” on any “non-routine” matter and therefore will not be counted as having been voted on the applicable proposal. Therefore, if you are a beneficial owner and want to ensure that shares you beneficially own are voted in favor or against any or all of the proposals in this proxy statement, the only way you can do so is to give your broker or nominee specific instructions as to how the shares are to be voted.

Under Delaware law and our Amended and Restated Bylaws (our “Bylaws”), abstentions and broker non-votes are not counted as votes cast on an item and therefore will not affect the outcome of any proposal presented in this proxy statement. Abstention and broker non-votes, if any, will be counted for purposes of determining whether there is a quorum present at the Special Meeting.

Voting, Revocation and Solicitation of Proxies

The enclosed proxy is solicited by and on behalf of the Board, with the cost of solicitation borne by us. Solicitation may also be made by our directors and officers without additional compensation for such services. In addition to mailing proxy materials, the directors, officers and employees may solicit proxies in person, by telephone or otherwise.

We have also retained Alliance Advisors LLC to assist it in the solicitation of proxies. Alliance Advisors LLC will solicit proxies on our behalf from individuals, brokers, bank nominees and other institutional holders in the same manner described above. Alliance Advisors LLC will receive a base fee of $7,500, plus approved and reasonable out-of-pocket expenses and additional processing fees for any call campaigns, for its services to us for the solicitation of the proxies. We have also agreed to indemnify Alliance Advisors LLC against certain claims.

If your proxy is properly returned to us, the shares represented thereby will be voted at the Special Meeting in accordance with the instructions specified thereon. If you return your proxy without specifying how the shares represented thereby are to be voted, the proxy will be voted (i) FOR the approval pursuant to Nasdaq Listing Rule 5635 of the issuance of shares of our Common Stock upon conversion of our Series C Preferred Stock and other securities in excess of 20% of our Common Stock outstanding; (ii) FOR the increase in the number of authorized shares of our Common Stock to 250,000,000 shares; (iii)  FOR the approval of the Reverse Split; and (iv) FOR the approval of the adjournment of the Special Meeting to the extent there are insufficient proxies at the Special Meeting to approve any one or more of the foregoing proposals.

If you have additional questions, need assistance in submitting your proxy or voting your shares of Common Stock, or need additional copies of the proxy statement or the enclosed proxy card, please contact Alliance Advisors LLC.

Alliance Advisors LLC
200 Broadacres Drive, 3rd Floor, Bloomfield, NJ 07003
(833) 550-0994

If you are a stockholder of record, you may revoke or change your proxy at any time before the Special Meeting by filing, with our Chief Financial Officer at 1615 South Congress Avenue, Suite 103, Delray Beach, Florida 33445, a notice of revocation or another signed proxy with a later date. If you are a stockholder of record, you may also revoke your proxy by attending the Special Meeting and voting. Attendance at the Special Meeting alone will not revoke your proxy. If you are a beneficial owner whose shares are not registered in your own name, you will need additional documentation from your broker or record holder to vote personally at the Special Meeting.

No Appraisal Rights

Our stockholders have no dissenter’s or appraisal rights in connection with any of the proposals described herein.

Solicitation

We will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this proxy statement and the annual report, as well as the preparation and posting of this proxy statement, the annual report and any additional solicitation materials furnished to the stockholders. Copies of any solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, we may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies may be supplemented by a solicitation by telephone, e-mail or other means by our directors, officers or employees. No additional compensation will be paid to these individuals for any such services. Except as described above, we do not presently intend to solicit proxies other than by e-mail, telephone and mail.

PROPOSAL NO. 1:
APPROVAL, PURSUANT TO NASDAQ LISTING RULE 5635, OF THE ISSUANCE OF SHARES OF OUR COMMON STOCK UPON CONVERSION OF OUR SERIES C PREFERRED STOCK AND OTHER SECURITIES IN EXCESS OF 20% OF OUR COMMON STOCK OUTSTANDING

Background and Overview

On December 31, 2020, in conjunction with entering into an exclusive worldwide licensing agreement (the “First Wave License Agreement”) with First Wave Bio, Inc. (“First Wave”) , we entered into a securities purchase agreement (the “Investor Purchase Agreement”) with a single healthcare-focused institutional investor, pursuant to which we sold approximately $8.0 million of Series C Preferred Stock and related warrants (the “Investor Warrants”) in a registered direct offering (the “Registered Direct Offering”) and concurrent private placement (the “Private Placement,” and together with the Registered Direct Offering, the “Offerings”). The Series C Preferred Stock was initially convertible into an aggregate of 10,666,668 shares of Common Stock, at a conversion price of $0.75 per share, and the Investor Warrants are initially exercisable for up to an aggregate of 10,666,668 shares of Common Stock, at an exercise price of $0.80 per share, in each case subject to certain limitations and the other terms and conditions set forth in greater detail herein. The net proceeds of the Offerings were used to fund in part the $10.25 million payment of cash consideration to First Wave under the First Wave License Agreement, and for other general corporate purposes.

In connection with the Offerings, we also issued to our placement agent certain additional warrants (the “Placement Agent Warrants” and, collectively with the Investor Warrants, the “Warrants”) as compensation for its services a s placement agent in the Offerings. The Placement Agent Warrants are initially exercisable for up to an aggregate of 746,667 shares of Common Stock at an exercise price of $0.9375, subject to certain limitations and the other terms and conditions set forth in greater detail herein.

In addition, pursuant to the terms of the First Wave License Agreement, we were also obligated to issue preferred stock convertible into $3.0 million of Common Stock, based upon the volume weighted average price of the Common Stock for the five-day period immediately preceding the date of the First Wave License Agreement, or $0.9118 per share. On January 8, 2021, we entered into a securities purchase agreement (the “First Wave Purchase Agreement”) pursuant to which we sold additional shares of Series C Preferred Stock to First Wave in satisfaction of such equity payment obligation. The shares of Series C Preferred Stock sold to First Wave are initially convertible into an aggregate of 3,290,196 shares of Common Stock, at a conversion price of $0.75 per share, subject to certain limitations and the other terms and conditions set forth in greater detail herein.

Finally, under the Certificate of Designations (the “Series B Certificate of Designations”) for our Series B Convertible Preferred Stock, par value $0.0001 per share (the “Series B Preferred Stock”), holders of our Series B Preferred Stock have the right to exchange the stated value, plus accrued and unpaid dividends, of the Series B Preferred Stock for Series C Preferred Stock and Warrants on a dollar-for-dollar basis with the investor in the Offerings, in lieu of any cash subscription payments therefor (the “Exchange Rights”). As of December 31, 2020, the shares of Series C Preferred Stock potentially issuable in relation to these Exchange Rights would have been convertible into an aggregate of up to 742,343 incremental shares of Common Stock (beyond the 27,830,424 shares of Common Stock into which the underlying shares of Series B Preferred Stock, including accrued and unpaid dividends thereon, were convertible as of such date) at a conversion price of $0.75 per share, subject to certain limitations and the other terms and conditions set forth in greater detail herein. In addition, as of December 31, 2020, the Investor Warrants potentially issuable in relation to these Exchange Rights would have been exercisable for up to an aggregate of 28,572,767 additional shares of Common Stock, at an exercise price of $0.80 per share, subject to certain limitations and the other terms and conditions set forth in greater detail herein.

We refer herein to the issuance of the Placement Agent Warrants to the placement agent in the Offerings, the issuance of shares of Series C Preferred Stock to First Wave as consideration for the First Wave License Agreement, and the issuance of any Series C Preferred Stock and Warrants issuable to holders of the Exchange Rights as a result of the Offerings, collectively, as the “Related Transactions” to the Offerings.

As of December 30, 2020, prior to giving effect to the Offerings or any of the Related Transactions, we had
30,950,309 shares of Common Stock issued and outstanding, and an aggregate of 80,466,134 additional shares of Common Stock authorized and reserved for issuance for purposes other than those relating to the Offerings and the Related Transactions. Pursuant to Nasdaq Listing Rules 5635(a) and 5635(d), as of December 30, 2020, 20% of our shares of Common Stock outstanding was approximately 6,190,061 shares.

As described herein, as of December 31, 2020, up to an aggregate of 54,685,309 shares of Common Stock were potentially issuable in respect of the Offerings and the Related Transactions described herein, including (x) up to an aggregate of 25,370,199 shares issuable in connection with the First Wave License Agreement and our Offerings of Series C Preferred Stock and related Warrants, and (y) up to an aggregate of 29,315,110 shares potentially issuable in respect of the Exchange Rights held by holders of Series B Preferred Stock.

This Proposal No. 1 relates to the approval of the issuance of shares of our Common Stock upon conversion, exercise or exchange of Series C Preferred Stock or Warrants issued or issuable in the Offerings or any of the Related Transactions in excess of 20% of our shares of Common Stock outstanding as of December 30, 2020, pursuant to Nasdaq Listing Rules 5635(a) and 5635(d).

Registered Direct Offering and Private Placement

Pursuant to the Investor Purchase Agreement, we sold in the Offerings an aggregate of 10,666.6666 shares of Series C Preferred Stock, initially convertible into up to 10,666,668 shares of Common Stock at a conversion price of $0.75 per share, together with related warrants to purchase up to 10,666,668 shares of Common Stock, at an exercise price $0.80 per share, which we refer to as the Investor Warrants. The combined purchase price in the Offerings for one share of Series C Preferred Stock and related Investor Warrants was $750.00. The terms of the Offerings were previously reported in a Form 8-K filed on January 4, 2020.

The aggregate gross proceeds from the Offerings, excluding the net proceeds, if any, from the exercise of the Investor Warrants, were $8.0 million, and the Offerings closed on January 6, 2021 (the “Closing Date”). The net proceeds from the Offerings, after deducting the placement agent’s fees and expenses and estimated offering expenses, are expected to be approximately $6.8 million. We intend to use the net proceeds to fund the payment of cash consideration to First Wave under the First Wave License Agreement, and for other general corporate purposes.

Pursuant to the Investor Purchase Agreement, we must hold a meeting of our stockholders not later than March 31, 2021 (the “Meeting Deadline”) to seek such approval as may be required from our stockholders (the “Stockholder Approval”), in accordance with applicable law, the applicable rules and regulations of the Nasdaq Stock Market, our certificate of incorporation and bylaws and the General Corporate Law of the State of Delaware with respect to the issuance of shares of Common Stock upon conversion or exercise of the Series C Preferred Stock and the Warrants sold in the Private Placement and the related transactions described herein, including (x) an increase in the number of authorized shares of Common Stock above 150,000,000 and (y) the potential issuance of shares of Common Stock in excess of the 6,186,966 shares in the aggregate (the “Issuable Maximum”), which amount for purposes of compliance with Nasdaq Listing Rules 5635(a) and (d) as described herein, equals 19.99% of the shares of Common Stock outstanding as of December 30, 2020, the date prior to entering into the Investor Purchase Agreement. This Proposal No. 1 and Proposal No. 2 herein are for the purposes of obtaining such Stockholder Approval.

The certificate of designations for the Series C Preferred Stock (the “Series C Certificate of Designations”) provides that, until we have obtained effective stockholder approval, we may not issue, upon conversion of the Series C Preferred Stock issued in the Offerings and the Related Transactions, a number of shares of Common Stock which would exceed the Issuable Maximum, subject to adjustment for forward and reverse stock splits, recapitalizations and the like. The Issuable Maximum shall be applied collectively, when any conversions of Series C Preferred Stock are aggregated together with all shares of Common Stock issuable upon conversion, exercise or exchange of any securities issued in the Related Transactions described herein. In addition, any conversions of Series C Preferred Stock will be processed in the order in which we receive such conversion request from the holders of Series C Preferred Stock, and not on a pro rata basis.

The Series C Certificate of Designations also contains limitations that prevent the holder thereof from acquiring shares of Common Stock upon conversion that would result in the number of shares beneficially owned by such holder and its affiliates exceeding 9.99% of the total number of shares of Common Stock outstanding immediately after giving effect to the conversion (the “Beneficial Ownership Limitation”). As a result, the Series C Certificate of Designation provides for the issuance of pre-funded warrants (the “Pre-Funded Warrants”) to purchase shares of our Common Stock, with an exercise price of $0.001 per share and with no expiration date, if necessary to comply with the Beneficial Ownership Limitation.

On January 6, 2021, the Offerings closed and the investor converted all of its Series C Preferred Stock issued in the Registered Direct Offering, effective immediately upon the closing. Upon such conversion, the investor received an aggregate of 3,400,000 shares of Common Stock and Pre-funded Warrants to purchase up to 1,933,334 shares of Common Stock. Accordingly, following the closings 853,632 shares of Common Stock remained available for issuance below the Issuable Maximum as of January 11, 2021, prior to obtaining the Stockholder Approval.

Except to the extent we obtain the effective stockholder approval, the Series C Preferred Stock will not be convertible into shares of Common Stock (or any Pre-Funded Warrants exercisable into shares of Common Stock, as applicable) in excess of the Issuable Maximum.

If we obtain the Stockholder Approval, we anticipate to convert immediately all shares of Series C Preferred Stock into shares of Common Stock (or Pre-Funded Warrants, as applicable).

Placement Agent Warrants

In connection with the Offerings, we issued to H.C. Wainwright & Co. LLC and its designees certain Placement Agent Warrants exercisable for up to 746,667 shares of Common Stock, which is equal to 7.0% of the amount determined by dividing the gross proceeds of the Offerings by the offering price per share of Common Stock, or $0.75. The Placement Agent Warrants have substantially the same terms as the Investor Warrants, except an exercise price of $0.9375, or 125% of the per share conversion price of the Series C Preferred Stock issued in the Offerings.

Until the Stockholder Approval is obtained, we may not issue any shares of Common Stock upon exercise of the Placement Agent Warrants.

First Wave License Agreement

On December 31, 2020, we entered into the First Wave License Agreement. Pursuant to the First Wave License Agreement, First Wave granted us a worldwide, exclusive right to develop, manufacture, and commercialize First Wave’s proprietary immediate release and enema formulations of niclosamide for the fields of treating Immune Checkpoint Inhibitor-Associated Colitis (“ICI-AC”) and Severe Acute Respiratory Syndrome Coronavirus 2 (“COVID”) in humans (the “Product”). The Product uses First Wave’s proprietary formulations of niclosamide, a pro-inflammatory pathway inhibitor. We plan to commence in 2021 both a Phase 2 trial of the Product for COVID in GI and a Phase 1b/2a trial for ICI-AC.

In consideration of the license and other rights granted by First Wave, we paid First Wave a $9.0 million upfront cash payment and are obligated to make an additional payment of $1.25 million due on June 30, 2021. In addition, we are obligated to pay potential milestone payments to First Wave totaling up to $37.0 million for each indication, based upon the achievement of specified development and regulatory milestones. Under the First Wave License Agreement we are obligated to pay First Wave royalties as a mid-single digit percentage of net sales of the Product, subject to specified reductions.

On January 8, 2021, pursuant to the First Wave License Agreement, we entered into a securities purchase agreement with First Wave (the “First Wave Purchase Agreement”) pursuant to which we issued to First Wave, on that same day, 3,290.1960 shares of Series C Preferred Stock, initially convertible into an aggregate of 3,290,196 shares of Common Stock, at an initial stated value of $750.00 per share and a conversion price of $0.75 per share. The amount of Common Stock into which such shares of Series C Preferred Stock are initially convertible is the equivalent of $3.0 million worth of Common Stock, based upon the volume weighted average price of our Common Stock for the five-day period immediately preceding the date of the First Wave License Agreement, or $0.9118 per share. The First Wave Purchase Agreement contains demand and piggyback registration rights with respect to the Common Stock issuable upon conversion of the shares of Series C Preferred Stock issued thereby.

Pursuant to the First Wave Purchase Agreement, the shares of Series C Preferred Stock issued to First Wave are not convertible prior to us obtaining the Stockholder Approval.

Exchange Right

Under the Series B Certificate of Designations, in the event we effect any issuance of Common Stock or common stock equivalents for cash consideration, or a combination of units thereof (a “Subsequent Financing”), each holder of the Series B Preferred Stock has the right to exchange the stated value, plus accrued and unpaid dividends, of the Series B Preferred Stock for any securities issued in the Subsequent Financing, on a dollar-for-dollar basis with the investor in the Offerings, in lieu of any cash subscription payments therefor, which we refer to as the Exchange Rights. As a result, upon consummation of the Offerings of Series C Preferred Stock and Investor Warrants described above, we became obligated to issue additional shares of Series C Preferred Stock and Investor Warrants to any holders of Series B Preferred Stock who elect to exercise their Exchange Rights.

As of December 31, 2020, the shares of Series C Preferred Stock potentially issuable in relation to these Exchange Rights would have been convertible into an aggregate of up to 742,343 incremental shares of Common Stock (beyond the 27,830,424 shares of Common Stock into which the underlying shares of Series B Preferred Stock, including accrued and unpaid dividends thereon, were convertible as of such date). In addition, as of December 31, 2020, the Investor Warrants potentially issuable in relation to these Exchange Rights would have been exercisable for up to an aggregate of 28,572,767 additional shares of Common Stock.

In connection with any exercise of the Exchange Rights, under Nasdaq Listing Rule 5635 and related guidance, prior to obtaining the Stockholder Approval, conversions of any Series C Preferred Stock received upon exercise of an Exchange Right into Common Stock at the reduced conversion price of $0.75 per share applicable to the Series C Preferred Stock will be counted against the Issuable Maximum, except to the extent such conversions do not exceed the amount previously issuable upon conversion of the Series B Preferred Stock at the prior conversion price of $0.77 per share, which was the applicable conversion price at the time of our stockholder approval for the Series B Preferred Stock obtained on September 11, 2020.

The Issuable Maximum is required by the Series C Certificate of Designations, and under Nasdaq Listing Rule 5635 and related guidance, to be applied collectively, aggregating together any conversions of Series C Preferred Stock with all shares of Common Stock issuable in respect of the Related Transactions (as defined above). Any conversions of Series C Preferred Stock will be processed in the order in which we receive such conversion request from the holders of Series C Preferred Stock, and not on a pro rata basis. As a result of the conversion, immediately upon consummation of the Registered Direct Offering, of 5,333.3333 shares of Series C Preferred Stock into Common Stock and Pre-funded Warrants, 853,632 shares of Common Stock remained available for issuance below the Issuable Maximum as of January 11, 2021, prior to obtaining the Stockholder Approval.

Terms of Series C Preferred Stock

Under the Series C Certificate of Designations, each share of Series C Preferred Stock will be convertible, subject to the Beneficial Ownership Limitation and the Issuable Maximum, at either the holder’s option or at our option at any time, into Common Stock at a conversion rate equal to the quotient of (i) the $750 stated value (the “Series C Stated Value”) plus all accrued and accumulated and unpaid dividends on such share of Series C Preferred Stock divided by (ii) the initial conversion price of $0.75, subject to specified adjustments for stock splits, cash or stock dividends, reorganizations, reclassifications other similar events as set forth in the Series C Certificate of Designations.

The Series C Preferred Stock contains limitations that prevent the holder thereof from acquiring shares of Common Stock upon conversion that would result in the number of shares beneficially owned by such holder and its affiliates exceeding 9.99% of the total number of shares of Common Stock outstanding immediately after giving effect to the conversion, which we refer to as the Beneficial Ownership Limitation. The Series C Certificate of Designations provides for the issuance of Pre-funded Warrants to the extent necessary to comply with the Beneficial Ownership Limitation.

Until we have obtained effective Stockholder Approval, we may not issue, upon conversion of the Series C Preferred Stock issued in the Offerings and certain other transactions, a number of shares of Common Stock which would exceed 6,186,966 shares of Common Stock in the aggregate, which amount is equal to 19.99% of the shares of Common Stock issued and outstanding on December 30, 2020, subject to adjustment for forward and reverse stock splits, recapitalizations and the like which we refer to as the Issuable Maximum. The Issuable Maximum shall be applied collectively, when any conversions of Series C Preferred Stock are aggregated together with all shares of Common Stock issuable upon conversion or exchange of any securities issued in certain related transactions to the Offerings, including (i) any shares of preferred stock issuable to First Wave as consideration for the License Agreement, (ii) any Placement Agent Warrants and (iii) any securities issuable to holders of the Exchange Rights (as further described below) as a result of the Offerings, which we refer to collectively as the Related Transactions. As a result of the conversion, immediately upon consummation of the Registered Direct Offering, of 5,333.3333 shares of Series C Preferred Stock into Common Stock and Pre-funded Warrants, 853,632 shares of Common Stock remained available for issuance below the Issuable Maximum as of January 11, 2021, prior to obtaining the Stockholder Approval.

Upon receipt of the Stockholder Approval, we anticipate to convert immediately all shares of Series C Preferred Stock into shares of Common Stock (or Pre-Funded Warrants, as applicable).

Each holder of shares of Series C Preferred Stock, subject to the preference and priority to the holders of our Series B Preferred Stock, is entitled to receive dividends, commencing from the date of issuance of the Series C Preferred Stock. Such dividends may be paid only when, as and if declared by the Board, out of assets legally available therefore, quarterly in arrears on the last day of March, June, September and December in each year, commencing on the date of issuance, at the dividend rate of 9.0% per year. Such dividends are cumulative and continue to accrue on a daily basis whether or not declared and whether or not we have assets legally available therefore.

Under the Series C Certificate of Designations, each share of Series C Preferred Stock carries a liquidation preference equal to the Series C Stated Value plus accrued and unpaid dividends thereon and any other fees or liquidated damages then due and owing thereon.

The holders of the Series C Preferred Stock have no voting rights. We may not take the following actions without the prior consent of the holders of at least a majority of the Series C Preferred Stock then outstanding: (a) alter or change adversely the powers, preferences or rights given to the Series C Preferred Stock or alter or amend the Series C Certificate of Designations, (b) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon a Liquidation (as defined in the Series C Certificate of Designations) senior to, or otherwise pari passu with, the Series C Preferred Stock, (c) amend its certificate of incorporation or other charter documents in any manner that adversely affects any rights of the holders of the Series C Preferred Stock, (d) increase the number of authorized shares of Series C Preferred Stock, or (e) enter into any agreement with respect to any of the foregoing.

Terms of the Investor Warrants

The Investor Warrants are exercisable at a price of $0.80 per share, for that number of shares of Common Stock (the “Warrant Shares”) equal to 100% of the total number of shares of Common Stock issuable upon conversion of the shares of Series C Preferred Stock purchased in the Offerings, or 10,666,668 shares in the aggregate. The Investor Warrants expire on July 6, 2026. The holders of the Investor Warrants may exercise the Investor Warrants on a cashless basis, solely to the extent no resale registration statement is available at the time of exercise. We are prohibited from effecting an exercise of any Investor Warrants to the extent that such exercise would result in the number of shares of Common Stock beneficially owned by such holder and its affiliates exceeding 4.99% of the total number of shares of Common Stock outstanding immediately after giving effect to the exercise, which percentage may be increased or decreased at the holder’s election not to exceed 9.99%. The Investor Warrants provide for a Black-Scholes payout upon certain fundamental change transactions relating to the Company, as specified therein.

Until the Stockholder Approval is obtained, we may not issue any shares of Common Stock upon exercise of the Investor Warrants.

Registration Rights Agreement

In connection with the Offerings, we entered into a registration rights agreement, dated as of December 31, 2020 (the “Registration Rights Agreement”), with the investor, pursuant to which we will undertake to file, within 30 days following the Closing Date, a registration statement to register the shares of Common Stock issuable upon (i) the conversion of the Series C Preferred Stock issued in the Private Placement, (ii) the exercise of the Investor Warrants and (iii) the exercise of any Pre-funded Warrants issued upon the conversion of the Series C Preferred Stock sold in the Private Placement (the “Registrable Securities”). Pursuant to the Registration Rights Agreement, we must cause such registration statement to be declared effective under the Securities Act of 1933, as amended (the “Securities Act”), as promptly as possible after the filing thereof, but in any event no later than 120 days following the Closing Date, and we must use our best efforts to keep such registration statement continuously effective under the Securities Act until the date that all Registrable Securities covered by such registration statement have been sold or are otherwise able to be sold pursuant to Rule 144.

The forms of the Investor Purchase Agreement, the Registration Rights Agreement, the Pre-funded Warrants and the Investor Warrants are attached as Exhibits 10.1, 10.2, 4.1 and 4.2, respectively, to our Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on January 4, 2020. The Series C Certificate of Designations, the First Wave Purchase Agreement and the form of the Placement Agent Warrants are attached as Exhibits 3.1, 10.1 and 4.1, respectively, to our Form 8-K filed with the SEC on January 8, 2020. The foregoing summaries of the terms of these documents are subject to, and qualified in their entirety by, such documents, which are incorporated herein by reference.

Why We Need Stockholder Approval

We are seeking stockholder approval in order to comply with Nasdaq Listing Rules 5635(a) and 5635(d).

Pursuant to Nasdaq Listing Rule 5635(a), in connection with the acquisition of the stock or assets of another company, including our entry into the First Wave License Agreement, stockholder approval is required prior to the issuance of common stock, or securities convertible into or exercisable for common stock, in an amount equal to 20% or more of the common stock or voting power outstanding before such issuance, unless the issuance is in a public offering.

In addition, pursuant to Nasdaq Listing Rule 5635(d), stockholder approval is required prior to the issuance of common stock, or securities convertible into or exercisable for common stock, at a price less than the “Minimum Price” (as defined in Nasdaq Listing Rule 5635(d)(1)) in an amount equal to 20% or more of the common stock or voting power outstanding before such issuance, unless the issuance is in a public offering.

As of the morning of December 31, 2020, which is the time of our entry into the License Agreement and the Investor Purchase Agreement relating to the Offerings, the “Minimum Price” of our Common Stock was approximately $0.87 per share. By contrast, the conversion price of the Series C Preferred Stock is $0.75 per share and the exercise price of the Investor Warrants is $0.80 per share, each of which is lower than the “Minimum Price” under Nasdaq Rule 5635(d) and related guidance.

In addition, none of the Offerings or the Related Transactions qualifies as a public offering under Nasdaq Rules 5635(a) and (d) and related guidance.

Accordingly, in order to comply with the 20% limitation set forth in Nasdaq Rules 5635(a) and (d) and related guidance, the Series C Certificate of Designations provides for an Issuable Maximum of 6,186,966 shares of Common Stock in the aggregate, which is equal to 19.99% of the shares of Common Stock issued and outstanding on December 30, 2020. In addition, the Warrants are not able to be exercised for any shares of Common Stock until the Stockholder Approval is obtained.

Without giving effect to such limitations on conversion or exercise, as of December 31, 2020, up to an aggregate of 54,685,309 shares of Common Stock were potentially issuable in respect of the Offerings and the Related Transactions described herein, including (x) up to an aggregate of 25,370,199 shares issuable in connection with the First Wave License Agreement and our Offerings of Series C Preferred Stock and related Warrants, and (y) up to an aggregate of 29,315,110 shares potentially issuable in respect of the Exchange Rights held by holders of Series B Preferred Stock. Such amounts are well in excess of the 20% limitation under Nasdaq Listing Rules 5635(a) and (d), which as of December 30, 2020 was approximately 6,190,061 shares.

We are therefore seeking stockholder approval, in connection with the Offerings and the Related Transactions, for the sale and issuance of the shares of Common Stock underlying the Series C Preferred Stock in excess of the Issuable Maximum, and for the sale and issuance of shares of Common Stock underlying the Warrants, to satisfy the requirements of Nasdaq Listing Rules 5635(a) and 5635(d) described above.

Effect of this Proposal on Current Stockholders

If the Nasdaq Proposal is adopted by our stockholders at the Special Meeting, we would no longer be bound by the Issuable Maximum, and we will have the right to issue shares of Common Stock in excess of 19.99% of our issued and outstanding Common Stock upon conversion or exercise, as applicable, of the Series C Preferred Stock issued or issuable in the Offerings and the Related Transactions. The Warrants issued or issuable in the Offerings and the Related Transactions would also become fully exercisable.

Upon receipt of the Stockholder Approval, we anticipate to convert immediately all shares of Series C Preferred Stock into shares of Common Stock (or Pre-funded Warrants, as applicable).

The issuance of Common Stock upon the conversion and/or exercise, as applicable, of the Series C Preferred Stock and the Warrants will result in certain dilution to our stockholders, and would afford our stockholders a smaller percentage interest in our voting power, liquidation value and aggregate book value. The sale or any resale of the Common Stock issued upon conversion of the Series C Preferred Stock could cause the market price of our Common Stock to decline. In addition, the issuance of Common Stock upon the exercise of the Warrants will result in similar dilution to our stockholders, in particular to the extent of any cashless exercise.

If our stockholders do not approve Proposal  No. 1 at the Special Meeting, we may not issue, upon conversion of shares of Series C Preferred Stock (whether issued in the Offerings or the Related Transactions), a number of shares of Common Stock which would exceed the Issuable Maximum. The Series C Preferred Stock would remain outstanding upon the terms and conditions described herein, including a dividend entitlement at a rate of 9.0% per annum, and a liquidation preference relative to our Common Stock equal to the Series C Stated Value plus accrued and unpaid dividends thereon and any other fees or liquidated damages then due and owing thereon. In addition, if our stockholders do not approve Proposal No. 1 at the Special Meeting, the Warrants will not be exercisable.

In the event that Stockholder Approval is not obtained at the Special Meeting, we are required to hold an additional meeting of our stockholders every three months thereafter until the Stockholder Approval is obtained.

We are not seeking shareholder approval to authorize the Offerings, the entry into or the closing of the transactions related thereto, or the execution of the related transaction documents, as we have already entered into and closed the transactions and executed the related transaction documents, which are binding obligations on us. The failure of our stockholders to approve this Proposal No. 1 will not negate the existing terms of such transaction documents or any other documents relating to the Offerings. The Series C Preferred Stock and the Warrants issued at the closing of the Offerings or the Related Transactions will remain outstanding and the terms of the Series C Preferred Stock and the Warrants will remain our binding obligations.

Required Vote and Recommendation

This proposal requires the affirmative (“FOR”) vote of a majority of votes cast by shares present or represented by proxy and entitled to vote at the Special Meeting and voting affirmatively or negatively on such matter. Unless otherwise instructed on the proxy or unless authority to vote is withheld, shares represented by executed proxies will be voted “FOR” this proposal. Any abstentions or broker non-votes, if any, will not be counted as votes cast and will not affect the outcome of this Proposal No. 1, although they will be counted for purposes of determining whether there is a quorum present.

OUR BOARD RECOMMENDS A VOTE “FOR” PROPOSAL ONE.

PROPOSAL NO. 2:	APPROVAL TO AMEND OUR CHARTER TO INCREASE THE TOTAL NUMBER OF AUTHORIZED SHARES OF COMMON STOCK BY 100,000,000 SHARES TO 250,000,000 SHARES

Overview

Our Board is proposing to amend our Certificate of Incorporation (the “Charter”) to increase the number of shares of Common Stock authorized for issuance thereunder by 100,000,000 shares,  from 150,000,000 shares to 250,000,000 shares. If approved by our stockholders, the amendment will become effective upon the filing of a certificate of amendment with the Delaware Secretary of State, which filing is expected to occur promptly after stockholder approval of this Proposal No. 2.

The form of amendment to our Charter relating to this Proposal No. 2 is attached to this Proxy Statement as Appendix A.

Purpose and Effect of the Amendment

We do not currently have a sufficient number of authorized shares of Common Stock to issue the shares issuable upon conversion or exercise, as applicable, of all of the shares of Series C Preferred Stock and Warrants issued or issuable in connection with the Offerings and all of the Related Transactions, as defined and described in greater detail in the disclosures accompanying Proposal No. 1 above, which are incorporated herein by reference.

Under our Charter, as of December 30, 2020, the date prior to entering into the Investor Purchase Agreement, we had 150,000,000 shares of Common Stock authorized for issuance, 30,950,309 shares of Common Stock issued and outstanding, and 80,466,134 shares of Common Stock authorized and reserved for issuance, including:

●
4,082,506 shares of Common Stock issuable upon exercise of stock options, with a weighted average exercise price of $1.24 per share, under our Amended and Restated 2014 Omnibus Equity Incentive Plan (the “2014 Plan”);

●
387,000 shares of awarded but unissued restricted stock and restricted stock units under our 2014 Plan;

●
10,000,000 shares of Common Stock available for future issuance under our 2020 Omnibus Equity Incentive Plan (the “2020 Plan”);

●
25,179,192 shares of Common Stock issuable upon exercise of outstanding warrants, with a weighted average exercise price of $1.22 per share;

●
27,830,424 shares of Common Stock issuable upon conversion of outstanding Series B Preferred Stock, including in respect of accrued and unpaid dividends of approximately $851,821; and

●
12,987,012 shares of Common Stock that have been reserved for issuance in respect of reserved but unissued shares of Series B Preferred Stock.

As of December 30, 2020, we also had 38,583,557 shares of Common Stock authorized and unreserved for issuance.

As a result of our entry into the First Wave License Agreement and the Investor Purchase Agreement on December 31, 2021, we became obligated to issue shares of Series C Preferred Stock and Warrants in the Offerings and the Related Transactions that would be convertible or exercisable into an aggregate of up to 54,685,309 shares of Common Stock, without application of the Beneficial Ownership Limitation or the Issuable Maximum or the requirement to obtain the Stockholder Approval (each as defined and described in greater detail in the disclosures accompanying Proposal No. 1 herein), including:

●
5,333,334 shares of Common Stock issuable upon conversion of the Series C Preferred Stock sold in the Registered Direct Offering

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5,333,334 shares of Common Stock issuable upon conversion of Series C Preferred Stock sold in the Private Placement, the issuance of which is subject to the Stockholder Approval to the extent in excess of the Issuable Maximum;

●
10,666,668 shares of Common Stock issuable upon exercise of Investor Warrants, the issuance of which is subject to the Stockholder Approval;

●
746,667 shares of Common Stock issuable upon exercise of warrants being issued to the placement agent or its designees as compensation for its services in the Offering, the issuance of which is subject to the Stockholder Approval;

●
3,290,196 shares of Common Stock issuable upon conversion of Series C Preferred Stock issued to First Wave pursuant to the First Wave Purchase Agreement which conversion is subject to the Stockholder Approval;

●
742,343 shares of Common Stock issuable upon conversion of Series C Preferred Stock that may be issued pursuant to the Exchange Rights, in excess of amounts currently underlying the Series B Preferred Stock, the issuance of which is subject to the Stockholder Approval to the extent in excess of the Issuable Maximum; and

●
28,572,767 shares of Common Stock issuable upon exercise of Investor Warrants that may be issued pursuant to the Exchange Rights, the issuance of which is subject to the Stockholder Approval.

As a result, without application of the Beneficial Ownership Limitation or the Issuable Maximum or the requirement to obtain the Stockholder Approval, as of December 31, 2020, we would have become obligated to issue securities convertible and exercisable into a number of shares of Common Stock greater than the number of shares of Common Stock currently authorized by our Charter. We therefore were unable to reserve for issuance any shares of Common Stock for issuance upon the exercise of any Warrants. Consequently, by their terms, none of the Warrants are permitted to be exercised for any of the up to 39,569,901 underlying shares of Common Stock until we have obtained the Stockholder Approval.

In addition, until we have obtained approval of this Proposal No. 2, we will be unable to issue the 37,565,280 shares of Common Stock issuable upon exercise of all of the Warrants issued or issuable in the Offerings and the Related Transactions, as of January 11, 2021. The increase in the amount of our authorized Common Stock pursuant to this proposal would allow us to issue and reserve for issuance the requisite amount of shares of Common Stock for issuance upon exercise of such Warrants.

Until we have obtained approval of this Proposal No.2, the limited number of remaining available shares of Common Stock may make it difficult for us to raise necessary capital needed to accomplish our goals, and be responsive to potential investors. We will require substantial addition capital resources in order to conduct our operation, complete our product development programs, complete our clinical trials needed to market our product candidates, and potentially commercialize these product candidates, including MS1819 and, following our entry into the First Wave License Agreement, niclosamide. If adequate funds are not available in the future, we may be required to delay or terminate research and development programs, curtail capital expenditures, and reduce business development and other operating activities. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences could have a material adverse effect on our business, operating results, financial condition and prospects. Because of our funding requirements, we will try to raise additional capital through additional public or private financings, as well as collaborative relationships, incurring debt and other available sources.

The increase in authorized Common Stock will not have any immediate effect on the rights of existing stockholders. To the extent that additional authorized shares are issued in the future, such additional issuances may decrease the existing stockholders' percentage equity ownership and, depending on the price at which they are issued, could be dilutive to the existing stockholders. Holders of Common Stock have no preemptive rights and the Board has no plans to grant such rights with respect to any such shares.

The increase in the authorized number of shares of Common Stock and the subsequent issuance of such shares could have the effect of delaying or preventing a change in control of the Company without further action by the stockholders. Shares of authorized and unissued Common Stock could, within the limits imposed by applicable law, be issued in one or more transactions that would make a change in control of the Company more difficult, and therefore less likely. Any such issuance of additional shares of Common Stock could have the effect of diluting the earnings per share and book value per share of outstanding shares of Common Stock and such additional shares could be used to dilute the stock ownership or voting rights of a person seeking to obtain control of us.

The Board is not currently aware of any attempt to take over or acquire the Company. While it may be deemed to have potential anti-takeover effects, the proposed amendment to increase the number of shares of Common Stock authorized for issuance under the Charter is not prompted by any specific effort or takeover threat currently perceived by management.

The additional shares of Common Stock to be authorized pursuant to the proposed amendment will be of the same class of Common Stock as is currently authorized under our Charter. These additional shares will be used to issue shares of our Common Stock in connection with our existing stock option and award plans. In addition, we anticipate raising additional capital through future issuances and sales of shares of our Common Stock, or securities convertible or exercisable for shares of our Common Stock, and we intend to use the additional shares of Common Stock that will be available to undertake any such issuances and sales.

Other than in connection with the exercise of certain warrants, as described above, we do not have any specific plan, commitment, arrangement, understanding or agreement, either oral or written, regarding the issuance of any additional shares of Common Stock that may be authorized if this Proposal No. 2 to increase the number of authorized shares of Common Stock is approved by stockholders.

Required Vote and Recommendation

In accordance with our Charter and Delaware law, approval and adoption of this Proposal No. 2 requires the affirmative vote of at least a majority of our issued and outstanding voting securities. Abstentions and broker non-votes, if any, will have the same effect as a vote “AGAINST” this Proposal No. 2.

Bifurcation of Proposal No. 2 and Proposal No. 3

While this Proposal No. 2 reflects the proposed amendment to our Charter to increase the number of authorized shares of Common Stock to 250,000,000 shares, the approval of this Proposal is not conditioned on the approval of Proposal No. 3 to amend our Charter to authorize our Board to effect a Reverse Split. To the extent that only one of either of these Proposals is approved by stockholders, only the amendment to our Charter to affect the Proposal that was approved by stockholders will be filed with the Secretary of State of the State of Delaware. To the extent that both Proposal No. 2 and Proposal No. 3 are approved by stockholders, the amendment to our Charter (i) to increase the number of authorized shares of Common Stock will be promptly filed following approval at the Special Meeting, and (ii) to effect the Reverse Split will be subject to implementation by the Board, as more particularly set forth in Proposal No. 3 below.

OUR BOARD RECOMMENDS A VOTE “FOR” PROPOSAL TWO.

PROPOSAL NO. 3:
APPROVAL TO AMEND OUR CHARTER TO AUTHORIZE THE BOARD TO EFFECT A REVERSE STOCK SPLIT OF BOTH OUR ISSUED AND OUTSTANDING AND AUTHORIZED SHARES OF COMMON STOCK AT A SPECIFIC RATIO, RANGING FROM ONE-FOR-FIVE (1:5) TO ONE-FOR-TEN (1:10), AT ANY TIME PRIOR TO THE ONE-YEAR ANNIVERSARY DATE OF THE SPECIAL MEETING, WITH THE EXACT RATIO TO BE DETERMINED BY THE BOARD

Overview

The Board has determined that it is advisable and in the best interests of the Company and its stockholders, for us to amend our Charter (the “Charter Amendment”), to authorize our Board to effect a reverse stock split of both our issued and outstanding and authorized shares of Common Stock at a specific ratio, ranging from one-for-five (1:5) to one-for-ten (1:10) (the “Approved Split Ratios”), to be determined by the Board (the “Reverse Split”). A vote for this Proposal No. 3 will constitute approval of the Reverse Split that, once authorized by the Board and affected by filing the Charter Amendment with the Delaware Division of Corporations, will combine between two and five shares of our Common Stock into one share of our Common Stock. If implemented, the Reverse Split will have the effect of decreasing the number of shares of our Common Stock issued and outstanding.

Accordingly, stockholders are asked to approve the Charter Amendment set forth in Appendix B to effect the Reverse Split consistent with those terms set forth in this Proposal No. 3, and to grant authorization to the Board to determine, in its sole discretion, whether or not to implement the Reverse Split, as well as its specific ratio within the range of the Approved Split Ratios, and on or prior to the one-year anniversary date of the Special Meeting. The text of Appendix B remains subject to modification to include such changes as may be required by the Secretary of State of the State of Delaware and as our Board deems necessary or advisable to implement the Reverse Split.

If approved by the holders of our outstanding voting securities, the Reverse Split would be applied at an Approved Split Ratio approved by the Board prior to the one-year anniversary date of the Special Meeting. The Board reserves the right to elect to abandon the Reverse Split if it determines, in its sole discretion, that the Reverse Split is no longer in the best interests of the Company and its stockholders.

Purpose and Rationale for the Reverse Split

Avoid Delisting from the Nasdaq.  On March 23, 2020, we received a letter from the Listing Qualifications Department (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”) indicating that, based upon the closing bid price of our Common Stock for the prior 30 consecutive business days, we were not in compliance with the requirement to maintain a minimum bid price of $1.00 per share for continued listing on Nasdaq, as set forth in Nasdaq Listing Rule 5550(a)(2) (the “Minimum Bid Price Requirement”). The 180-day time period for us to regain compliance was subsequently extended to December 3, 2020, pursuant to certain COVID-19 related relief from price-based continued listing requirements issued by Nasdaq on April 16, 2020. On November 23, 2020, we submitted a request to Nasdaq for a 180-day extension to regain compliance with the Minimum Bid Price Requirement. On December 4, 2020, we received a letter from Nasdaq advising that we had been granted a 180-day extension to June 1, 2021, in accordance with Nasdaq Listing Rule 5810(c)(3)(A). If we do not regain compliance within the allotted compliance periods, including any extensions that may be granted by Nasdaq, Nasdaq will provide notice that our Common Stock will be subject to delisting. We would then be entitled to appeal that determination to a Nasdaq hearings panel.

Failure to approve the Reverse Split may potentially have serious, adverse effects on the Company and our stockholders. Our Common Stock could be delisted from Nasdaq because shares of our Common Stock may continue to trade below the requisite $1.00 per share price needed to maintain our listing in accordance with the Minimum Bid Price Requirement. Our shares may then trade on the OTC Bulletin Board or other small trading markets, such as the pink sheets. In that event, our Common Stock could trade thinly as a microcap or penny stock, adversely decrease to nominal levels of trading and may be avoided by retail and institutional investors, resulting in the impaired liquidity of our Common Stock.

As of January 11, 2021, our Common Stock closed at $0.92 per share on Nasdaq. The Reverse Split, if effected, would have the immediate effect of increasing the price of our Common Stock as reported on Nasdaq, therefore reducing the risk that our Common Stock could be delisted from Nasdaq.

Our Board strongly believes that the Reverse Split is necessary to maintain our listing on Nasdaq. Accordingly, the Board has approved resolutions proposing the Charter Amendment to effect the Reverse Split and directed that it be submitted to our stockholders for approval at the Special Meeting.

Management and the Board have considered the potential harm to the Company and our stockholders should Nasdaq delist our Common Stock from trading. Delisting could adversely affect the liquidity of our Common Stock since alternatives, such as the OTC Bulletin Board and the pink sheets, are generally considered to be less efficient markets. An investor likely would find it less convenient to sell, or to obtain accurate quotations in seeking to buy, our Common Stock on an over-the-counter market. Many investors likely would not buy or sell our Common Stock due to difficulty in accessing over-the-counter markets, policies preventing them from trading in securities not listed on a national exchange, or other reasons.

Other Effects. The Board also believes that the increased market price of our Common Stock expected as a result of implementing the Reverse Split could improve the marketability and liquidity of our Common Stock and will encourage interest and trading in our Common Stock. The Reverse Split, if effected, could allow a broader range of institutions to invest in our Common Stock (namely, funds that are prohibited from buying stock whose price is below a certain threshold), potentially increasing the trading volume and liquidity of our Common Stock. The Reverse Split could help increase analyst and broker’s interest in Common Stock, as their policies can discourage them from following or recommending companies with low stock prices. Because of the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may make the processing of trades in low-priced stocks economically unattractive to brokers. Additionally, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, a low average price per share of our Common Stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were higher.

Our Board does not intend for this transaction to be the first step in a series of plans or proposals effect a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act.

Risks of the Proposed Reverse Split

We cannot assure you that the proposed Reverse Split will increase the price of our Common Stock and have the desired effect of maintaining compliance with Nasdaq.

If the Reverse Split is implemented, our Board expects that it will increase the market price of our Common Stock so that we are able to regain and maintain compliance with the Nasdaq minimum bid price requirement. However, the effect of the Reverse Split upon the market price of our Common Stock cannot be predicted with any certainty, and the history of similar stock splits for companies in like circumstances is varied. It is possible that (i) the per share price of our Common Stock after the Reverse Split will not rise in proportion to the reduction in the number of shares of our Common Stock outstanding resulting from the Reverse Split, (ii) the market price per post-Reverse Split share may not exceed or remain in excess of the $1.00 minimum bid price for a sustained period of time, or (iii) the Reverse Split may not result in a per share price that would attract brokers and investors who do not trade in lower priced stocks. Even if the Reverse Split is implemented, the market price of our Common Stock may decrease due to factors unrelated to the Reverse Split. In any case, the market price of our Common Stock will be based on other factors which may be unrelated to the number of shares outstanding, including our future performance. If the Reverse Split is consummated and the trading price of our Common Stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of the Reverse Split. Even if the market price per post-Reverse Split share of our Common Stock remains in excess of $1.00 per share, we may be delisted due to a failure to meet other continued listing requirements, including Nasdaq requirements related to the minimum number of shares that must be in the public float and the minimum market value of the public float.

A decline in the market price of our Common Stock after the Reverse Split is implemented may result in a greater percentage decline than would occur in the absence of a reverse stock split.

If the Reverse Split is implemented and the market price of our Common Stock declines, the percentage decline may be greater than would occur in the absence of a reverse stock split. The market price of our Common Stock will, however, also be based upon our performance and other factors, which are unrelated to the number of shares of Common Stock outstanding.

The proposed Reverse Split may decrease the liquidity of our Common Stock.

The liquidity of our Common Stock may be harmed by the proposed Reverse Split given the reduced number of shares of Common Stock that would be outstanding after the Reverse Split, particularly if the stock price does not increase as a result of the Reverse Split.

Determination of the Ratio for the Reverse Split

If Proposal No. 3 is approved by stockholders and the Board determines that it is in the best interests of the Company and its stockholders to move forward with the Reverse Split, the Approved Split Ratio will be selected by the Board, in its sole discretion. However, the Approved Split Ratio will not be less than a ratio of one-for-five (1:5) or exceed a ratio of one-for-ten (1:10). In determining which Approved Split Ratio to use, the Board will consider numerous factors, including the historical and projected performance of our Common Stock, prevailing market conditions and general economic trends, and will place emphasis on the expected closing price of our Common Stock in the period following the effectiveness of the Reverse Split. The Board will also consider the impact of the Approved Split Ratios on investor interest. The purpose of selecting a range is to give the Board the flexibility to meet business needs as they arise, to take advantage of favorable opportunities and to respond to a changing corporate environment. Based on the number of shares of Common Stock issued and outstanding as of January 11, 2021, after completion of the Reverse Split, we will have between 7,769,987 and 3,884,993 shares of Common Stock issued and outstanding, depending on the Approved Split Ratio selected by the Board.

Principal Effects of the Reverse Split

After the effective date of the proposed Reverse Split, each stockholder will own a reduced number of shares of Common Stock. Except for adjustments that may result from the treatment of fractional shares as described below, the proposed Reverse Split will affect all stockholders uniformly. The proportionate voting rights and other rights and preferences of the holders of our Common Stock will not be affected by the proposed Reverse Split (other than as a result of the payment of cash in lieu of fractional shares). For example, a holder of 2% of the voting power of the outstanding shares of our Common Stock immediately prior to a Reverse Split would continue to hold 2% of the voting power of the outstanding shares of our Common Stock immediately after such Reverse Split. The number of stockholders of record also will not be affected by the proposed Reverse Split, except to the extent that any stockholder holds only a fractional share interest and receives cash for such interest after the Reverse Split.

The following table contains approximate number of issued and outstanding shares of Common Stock, and the estimated per share trading price following a 1:5 to 1:10 Reverse Split, without giving effect to any adjustments for fractional shares of Common Stock or the issuance of any derivative securities, as of January 11, 2020, assuming that Proposal No. 2 above is not approved by our stockholders.

After Each Reverse Split Ratio

	Current	1:5	1:6	1:7	1:8	1:9	1:10
Common Stock Authorized	150,000,000	30,000,000	25,000,000	21,428,571	18,750,000	16,666,667	15,000,000
Common Stock Issued and Outstanding	38,849,938	7,769,987	6,474,989	5,549,991	4,856,242	4,316,659	3,884,993
Number of Shares of Common Stock Reserved for Issuance (1)	85,925,991	17,185,198	14,320,998	12,275,142	10,740,748	9,547,332	8,592,599
Number of Shares of Common Stock Authorized but Unissued and Unreserved	25,224,071	5,044,814	4,204,011	3,603,438	3,153,008	2,802,674	2,522,407
Price per share, based on the closing price of our Common Stock on January 11, 2021	$0.923	$4.615	$5.538	$6.461	$7.384	$8.307	$9.23

(1)
This figure does not include 37,565,280 shares of Common Stock issuable upon the exercise of any Warrants issued or issuable in the Offerings or the Related Transactions. As described in Proposal No. 2 above, as of January 11, 2020, we did not have a sufficient number of authorized but unissued and unreserved shares of Common Stock to cover these issuances. Until we have obtained the Stockholder Approval, including the approval of Proposal No. 2 to increase our amount of authorized shares of Common Stock to 250,000,000, by their terms such Warrants will not be exercisable.

The following table contains approximate number of issued and outstanding shares of Common Stock, and the estimated per share trading price following a 1:5 to 1:10 Reverse Split, without giving effect to any adjustments for fractional shares of Common Stock or the issuance of any derivative securities, as of January 11, 2020, assuming Proposal No. 2 above is approved by our stockholders.

After Each Reverse Split Ratio

	Current	1:5	1:6	1:7	1:8	1:9	1:10
Common Stock Authorized	250,000,000	50,000,000	41,666,667	35,714,285	31,250,000	27,777,777	25,000,000
Common Stock Issued and Outstanding	38,849,938	7,769,987	6,474,989	5,549,991	4,856,242	4,316,659	3,884,993
Number of Shares of Common Stock Reserved for Issuance	123,491,271	24,698,254	20,581,878	17,641,610	15,436,408	13,721,252	12,349,127
Number of Shares of Common Stock Authorized but Unissued and Unreserved	87,658,791	17,531,758	14,609,799	12,522,684	10,957,349	9,739,866	8,765,879
Price per share, based on the closing price of our Common Stock on January 11, 2021	$0.923	$4.615	$5.538	$6.461	$7.384	$8.307	$9.23

After the effective date of the Reverse Split, our Common Stock would have a new committee on uniform securities identification procedures (CUSIP) number, a number used to identify our Common Stock.

Our Common Stock is currently registered under Section 12(b) of the Exchange Act, and we are subject to the periodic reporting and other requirements of the Exchange Act. The proposed Reverse Split will not affect the registration of our Common Stock under the Exchange Act. Our Common Stock would continue to be reported on Nasdaq under the symbol “AZRX,” assuming that we are able to regain compliance with the minimum bid price requirement, although it is likely that Nasdaq would add the letter “D” to the end of the trading symbol for a period of twenty trading days after the effective date of the Reverse Split to indicate that the Reverse Split had occurred.

Effect on Outstanding Derivative Securities

The Reverse Split will require that proportionate adjustments be made to the conversion rate, the per share exercise price and the number of shares issuable upon the exercise or conversion of the following outstanding derivative securities issued by us, in accordance with the Approved Split Ratio (all figures are as of January 11, 2021 and are on a pre-Reverse Split basis), without application of the Beneficial Ownership Limitation or the Issuable Maximum (each as defined and described in greater detail in the disclosures accompanying Proposal No. 1 above) including:

●
4,082,506 shares of Common Stock issuable upon the exercise of stock options, at a weighted average exercise price of $1.24 per share under our 2014 Plan;

●
387,000 shares of granted, but unissued restricted stock and restricted stock units under our 2014 Plan;

●
36,592,527 shares of Common Stock issuable upon exercise of outstanding warrants, with a weighted average exercise price of $1.09 per share;

●
316,185 shares of Common Stock issuable upon the exercise of stock options, at a weighted average exercise price of $0.95 per share under our 2020 Plan;

●
9,683,815 shares of Common Stock that are available for future issuance under our 2020 Plan;

●
25,535,473 shares of Common Stock issuable upon conversion of Series B Convertible Preferred Stock, including accrued and unpaid dividends of approximately $48,363 as of January 11, 2021;

●
5,333,334 shares of Common Stock issuable upon conversion of Series C Preferred Stock sold in the Private Placement;

●
10,666,668 shares of Common Stock issuable upon exercise of Investor Warrants sold in the Private Placement;

●
746,667 shares of Common Stock issuable upon exercise of Placement Agent Warrants;

●
3,260,869 shares of Common Stock issuable upon conversion of preferred stock issued to First Wave pursuant to the License Agreement;

●
up to 679,282 shares of Common Stock issuable upon conversion of Series C Preferred Stock that may be issued pursuant to the Exchange Rights; and

●
up to 26,151,945 shares of Common Stock issuable upon exercise of Investor Warrants that may be issued pursuant to the Exchange Rights.

The adjustments to the above securities, as required by the Reverse Split and in accordance with the Approved Split Ratio, would result in approximately the same aggregate price being required to be paid under such securities upon exercise, and approximately the same value of shares of Common Stock being delivered upon such exercise or conversion, immediately following the Reverse Split as was the case immediately preceding the Reverse Split.

Effect on Stock Option Plans

As of January 11, 2020, we had 4,082,506 shares of Common Stock reserved for issuance pursuant to the exercise of outstanding options issued under our 2014 Plan. Further, as of January 11, 2021, we had 316,185 shares of Common Stock reserved for issuance pursuant to the exercise of outstanding options issued under our 2020 Plan, as well as 9,683,815 shares of Common Stock available for issuance under the 2020 Plan. Pursuant to the terms of the 2014 Plan and the 2020 Plan, the Board, or a designated committee thereof, as applicable, will adjust the number of shares of Common Stock underlying outstanding awards, the exercise price per share of outstanding stock options and other terms of outstanding awards issued pursuant to the 2014 Plan and the 2020 Plan to equitably reflect the effects of the Reverse Split. The number of shares subject to vesting under restricted stock awards and the number of shares issuable as contingent consideration as part of an acquisition by the Company will be similarly adjusted, subject to our treatment of fractional shares. Furthermore, the number of shares available for future grant under the 2014 Plan and the 2020 Plan will be similarly adjusted.

Effective Date

The proposed Reverse Split would become effective on the date of filing of the Amendment with the office of the Secretary of State of the State of Delaware. On the effective date, shares of Common Stock issued and outstanding shares of Common Stock held in treasury, in each case, immediately prior thereto will be combined and converted, automatically and without any action on the part of our stockholders, into new shares of Common Stock in accordance with the Approved Split Ratio set forth in this Proposal No. 3. If the proposed Charter Amendment is not approved by our stockholders, the Reverse Split will not occur.

Treatment of Fractional Shares

No fractional shares of Common Stock will be issued as a result of the Reverse Split. Instead, in lieu of any fractional shares to which a stockholder of record would otherwise be entitled as a result of the Reverse Split, we will pay cash (without interest) equal to such fraction multiplied by the average of the closing sales prices of our Common Stock on the Nasdaq during regular trading hours for the five consecutive trading days immediately preceding the effective date of the Reverse Split (with such average closing sales prices being adjusted to give effect to the Reverse Split). After the Reverse Split, a stockholder otherwise entitled to a fractional interest will not have any voting, dividend or other rights with respect to such fractional interest except to receive payment as described above.

Upon stockholder approval of this Proposal No. 3, if the Board elects to implement the proposed Reverse Split, stockholders owning fractional shares will be paid out in cash for such fractional shares. For example, assuming the Board elected to consummate an Approved Split Ratio of 1:5, if a stockholder held six shares of Common Stock immediately prior to the Reverse Split, then such stockholder would be paid in cash for the one share of Common Stock but will maintain ownership of the remaining share of Common Stock.

Record and Beneficial Stockholders

If the Reverse Split is authorized by our stockholders and our Board elects to implement the Reverse Split, stockholders of record holding some or all of their shares of Common Stock electronically in book-entry form under the direct registration system for securities will receive a transaction statement at their address of record indicating the number of shares of Common Stock they hold after the Reverse Split along with payment in lieu of any fractional shares. Non-registered stockholders holding Common Stock through a bank, broker or other nominee should note that such banks, brokers or other nominees may have different procedures for processing the consolidation and making payment for fractional shares than those that would be put in place by us for registered stockholders. If you hold your shares with such a bank, broker or other nominee and if you have questions in this regard, you are encouraged to contact your nominee.

If the Reverse Split is authorized by the stockholders and our Board elects to implement the Reverse Split, stockholders of record holding some or all of their shares in certificate form will receive a letter of transmittal, as soon as practicable after the effective date of the Reverse Split. Our transfer agent will act as “exchange agent” for the purpose of implementing the exchange of stock certificates. Holders of pre-Reverse Split shares will be asked to surrender to the exchange agent certificates representing pre-Reverse Split shares in exchange for post-Reverse Split shares and payment in lieu of fractional shares (if any) in accordance with the procedures to be set forth in the letter of transmittal. Until surrender, each certificate representing shares before the Reverse Split would continue to be valid and would represent the adjusted number of whole shares based on the approved exchange ratio of the Reverse Split selected by the Board. No new post-Reverse Split share certificates will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent.

STOCKHOLDERS SHOULD NOT DESTROY ANY PRE-SPLIT STOCK CERTIFICATE AND SHOULD NOT SUBMIT ANY CERTIFICATES UNTIL THEY ARE REQUESTED TO DO SO.

Accounting Consequences

The par value per share of Common Stock would remain unchanged at $0.0001 per share after the Reverse Split. As a result, on the effective date of the Reverse Split, the stated capital on our balance sheet attributable to the Common Stock will be reduced proportionally, based on the Approved Split Ratio selected by the Board, from its present amount, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share Common Stock net income or loss and net book value will be increased because there will be fewer shares of Common Stock outstanding. The shares of Common Stock held in treasury, if any, will also be reduced proportionately based on the Approved Split Ratio selected by the Board. Retroactive restatement will be given to all share numbers in the financial statements, and accordingly all amounts including per share amounts will be shown on a post-split basis. We do not anticipate that any other accounting consequences would arise as a result of the Reverse Split.

No Appraisal Rights

Our stockholders are not entitled to dissenters’ or appraisal rights under the Delaware General Corporation Law with respect to this Proposal No. 3 and we will not independently provide our stockholders with any such right if the Reverse Split is implemented.

Material Federal U.S. Income Tax Consequences of the Reverse Split

The following is a summary of the material U.S. federal income tax consequences of a Reverse Split to our stockholders. The summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practices as in effect on the date of this Proxy Statement. Changes to the laws could alter the tax consequences described below, possibly with retroactive effect. We have not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of a Reverse Split. This discussion on addresses stockholders who hold Common Stock as capital assets. It does not purport to be complete and does not address stockholders subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, foreign stockholders, stockholders who hold their pre-reverse stock split shares as part of a straddle, hedge or conversion transaction, and stockholders who acquired their pre-reverse stock split shares pursuant to the exercise of employee stock options or otherwise as compensation. The state and local tax consequences of a Reverse Split may vary significantly as to each stockholder, depending upon the jurisdiction in which such stockholder resides. Stockholders are urged to consult their own tax advisors to determine the particular consequences to them.

In general, the federal income tax consequences of a Reverse Split will vary among stockholders depending upon whether they receive cash for fractional shares or solely a reduced number of shares of Common Stock in exchange for their old shares of Common Stock. We believe that because the Reverse Split is not part of a plan to increase periodically a stockholder’s proportionate interest in our assets or earnings and profits, the Reverse Split should have the following federal income tax effects. The Reverse Split is expected to constitute a “recapitalization” for U.S. federal income tax purposes pursuant to Section 368(a)(1)(E) of the Code. A stockholder who receives solely a reduced number of shares of Common Stock will not recognize gain or loss. In the aggregate, such a stockholder’s basis in the reduced number of shares of Common Stock will equal the stockholder’s basis in its old shares of Common Stock and such stockholder’s holding period in the reduced number of shares will include the holding period in its old shares exchanged. A stockholder who receives cash in lieu of a fractional share as a result of the Reverse Split should generally be treated as having received the payment as a distribution in redemption of the fractional share, as provided in Section 302(a) of the Code. Generally, if redemption of the fractional shares of all stockholders reduces the percentage of the total voting power held by a particular redeemed stockholder (determined by including the voting power held by certain related persons), the particular stockholder should recognize gain or loss equal to the difference, if any, between the amount of cash received and the stockholder’s basis in the fractional share. In the aggregate, such a stockholder’s basis in the reduced number of shares of Common Stock will equal the stockholder’s basis in its old shares of Common Stock decreased by the basis allocated to the fractional share for which such stockholder is entitled to receive cash, and the holding period of the reduced number of shares received will include the holding period of the old shares exchanged. If the redemption of the fractional shares of all stockholders leaves the particular redeemed stockholder with no reduction in the stockholder’s percentage of total voting power (determined by including the voting power held by certain related persons), it is likely that cash received in lieu of a fractional share would be treated as a distribution under Section 301 of the Code. Stockholders should consult their own tax advisors regarding the tax consequences to them of a payment for fractional shares.

We will not recognize any gain or loss as a result of the proposed Reverse Split.

THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN FEDERAL U.S. INCOME TAX CONSEQUENCES OF THE REVERSE SPLIT AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT THERETO. YOU SHOULD CONSULT YOUR OWN TAX ADVISORS AS TO THE PARTICULAR FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THE REVERSE SPLIT IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES.

Required Vote and Recommendation

In accordance with our Charter and Delaware law, approval and adoption of this Proposal No. 3 requires the affirmative vote of at least a majority of our issued and outstanding voting securities. Abstentions and broker non-votes, if any, will have the same effect as a vote “AGAINST” this Proposal No. 3.

Bifurcation of Proposal No. 2 and Proposal No. 3

While this Proposal No. 3 reflects the proposed amendment to our Charter to authorize our Board to effect a Reverse Split, the approval of this Proposal No. 3 is not conditioned on the approval of Proposal No. 2 to increase the number of authorized shares of Common Stock. To the extent that only one of either of these Proposals is approved by stockholders, only the amendment to affect the Proposal that was approved by stockholders will be filed with the Secretary of State of the State of Delaware. To the extent that both Proposal No. 2 and Proposal No. 3 are approved by stockholders, the amendment to our Charter (i) to increase the number of authorized shares of Common Stock will be promptly filed following approval at the Special Meeting, and (ii) to effect the Reverse Split will be subject to implementation by the Board, as more particularly set forth in this Proposal No. 3.

OUR BOARD RECOMMENDS A VOTE “FOR” PROPOSAL THREE.

 Notwithstanding any stockholder approval of this Proposal No. 3, the Board may abandon this Proposal No. 3 without further stockholder action.

PROPOSAL NO. 4:	APPROVAL OF THE ADJOURNMENT OF THE SPECIAL MEETING TO THE EXTENT THERE ARE INSUFFICIENT PROXIES AT THE SPECIAL MEETING TO APPROVE ANY ONE OR MORE OF THE FOREGOING PROPOSALS

Adjournment of the Special Meeting

In the event that the number of shares of Common Stock present or represented by proxy at the Special Meeting and voting “FOR” the adoption of any one or more of the foregoing proposals are insufficient to approve any such proposal, we may move to adjourn the Special Meeting in order to enable us to solicit additional proxies in favor of the adoption of any such proposal. In that event, we will ask stockholders to vote only upon the adjournment proposal and not on any other proposal discussed in this proxy statement. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

For the avoidance of doubt, any proxy authorizing the adjournment of the Special Meeting shall also authorize successive adjournments thereof, at any meeting so adjourned, to the extent necessary for us to solicit additional proxies in favor of the adoption of any such proposal.

Required Vote and Recommendation

This Proposal 4 requires the affirmative (“FOR”) vote of a majority of votes cast by shares present or represented by proxy and entitled to vote at the Special Meeting and voting affirmatively or negative on such matter. Unless otherwise instructed on the proxy or unless authority to vote is withheld, shares represented by executed proxies will be voted “FOR” this Proposal 4. Abstentions or broker non-votes, if any, will not be counted as votes cast and will not affect the outcome of this Proposal No. 4, although they will be counted for purposes of determining whether there is a quorum present.

OUR BOARD RECOMMENDS A VOTE “FOR” PROPOSAL FOUR.

ADDITIONAL INFORMATION

Deadline for Receipt of Stockholder Proposals for the 2021 Annual Meeting

For our 2021 Annual Meeting of stockholders, pursuant to our Amended and Restated Bylaws, a proposal to take action at the meeting may be made by any stockholder of record who is entitled to vote at the meeting and who delivers timely written notice. To be considered timely, the notice must be received not earlier than Friday, May 14, 2021 and not later than Sunday, June 13, 2021; provided that, if the 2021 Annual Meeting is not first convened between August 12, 2021 and November 20, 2021, inclusive, then the notice must be delivered prior to the later of (x) the ninetieth day prior to the meeting date or (y) the tenth day following the first public announcement of the meeting date.

In order to be eligible for inclusion in our proxy materials for the 2021 Annual Meeting of stockholders, pursuant to Rule 14a-8 under the Exchange Act, any stockholder proposal to take action at such meeting must be received not later than Sunday, June 13, 2021. Any such proposal should comply with the SEC’s rules governing stockholder proposals submitted for inclusion in proxy materials. In addition, if we receive notice of a stockholder proposal after Sunday, June 27, 2021, the persons named as proxies in such proxy statement and form of proxy will have discretionary authority to vote on such stockholder proposal.

Any proposals to take action at the 2021 annual meeting of stockholders should be addressed to: AzurRx BioPharma, Inc., 1615 South Congress Avenue, Suite 103, Delray Beach, Florida 33445.

We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and all other applicable requirements.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A number of brokers with account holders who are stockholders of the Company will be “householding” our proxy materials. A single set of our proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of our proxy materials at no charge, please notify your broker or direct a written request to AzurRx BioPharma, Inc., Attention: Chief Financial Officer – 1615 South Congress Avenue, Suite 103, Delray Beach, Florida 33445, or contact us at (646) 699-7855. We undertake to deliver promptly, upon any such verbal or written request, a separate copy of our proxy materials to a stockholder at a shared address to which a single copy of these documents was delivered. Stockholders who currently receive multiple copies of our proxy materials at their address and would like to request “householding” of their communications should contact their broker, bank or other nominee, or contact us at the above address or phone number.

Other Matters

At the date of this proxy statement, we know of no other matters, other than those described above, that will be presented for consideration at the Special Meeting. If any other business should come before the Special Meeting, it is intended that the proxy holders will vote all proxies using their best judgment in the interest of the Company and the stockholders.

Solicitation of Proxies

The solicitation of proxies pursuant to this proxy statement is being made by us. Proxies may be solicited, among other methods, by mail, facsimile, telephone, telegraph, Internet and in person.

The expenses of preparing, printing and distributing this proxy statement and the accompanying form of proxy and the cost of soliciting proxies will be borne by us.

Copies of soliciting materials will be furnished to banks, brokerage houses and other custodians, nominees and fiduciaries for forwarding to the beneficial owners of shares of Common Stock for whom they hold shares, and we will reimburse them for their reasonable out-of-pocket expenses in connection therewith.

We have also retained Alliance Advisors LLC to assist it in the solicitation of proxies. Alliance Advisors LLC will solicit proxies on behalf of us from individuals, brokers, bank nominees and other institutional holders in the same manner described above. Alliance Advisors LLC will receive a base fee of $7,500, plus approved and reasonable out of pocket expenses and additional processing fees for any call campaigns, for its services to us for the solicitation of the proxies. We have also agreed to indemnify Alliance Advisors LLC against certain claims.

REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE SPECIAL MEETING VIRTUALLY, PLEASE READ THE ACCOMPANYING PROXY STATEMENT AND THEN VOTE BY INTERNET, TELEPHONE OR MAIL AS PROMPTLY AS POSSIBLE TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE SPECIAL MEETING.

BY ORDER OF THE BOARD OF DIRECTORS, /s/ James Sapirstein
Delray Beach, Florida	JAMES SAPIRSTEIN
January 19, 2021	President, Chief Executive Officer and Director

  If you have any questions or require any assistance in voting your shares, please call:

Alliance Advisors LLC
200 Broadacres Drive, 3rd Floor, Bloomfield, NJ 07003
(833) 550-0994

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D30252-S15966

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

AZURRX BIOPHARMA, INC.

The Board of Directors recommends you vote FOR the following proposals:

Sign exactly as name appears hereon. For joint accounts, all co-owners should sign. Executors, administrators, custodians, trustees, etc. should so indicate when signing.

Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)	Date

Appendix A

CERTIFICATE OF AMENDMENT TO THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
AZURRX BIOPHARMA, INC.

AzurRx BioPharma, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

FIRST: That a resolution was duly adopted on December 31, 2020, by the Board of Directors of the Corporation pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth an amendment to the Certificate of Incorporation of the Corporation and declaring said amendment to be advisable. The stockholders of the Corporation duly approved said proposed amendment at a special meeting of stockholders held on, _______, 2021, in accordance with Section 242 of the General Corporation Law of the State of Delaware. The proposed amendment set forth as follows:

Article FOURTH of the Amended and Restated Certificate of Incorporation of the Corporation, as amended to date, be and hereby is amended by deleting the following sentence in the first paragraph of Article FOURTH:

The total number of shares which the Corporation shall have authority to issue is one hundred sixty million (160,000,000) shares, of which one hundred and fifty million (150,000,000) shares shall be common stock, par value $0.0001 per share, and ten million (10,000,000) shares shall be preferred stock, par value $.0.0001 per share.

The first reflected above under the first paragraph of Article FOURTH will be replaced by the following:

The total number of shares which the Corporation shall have authority to issue is two hundred and sixty million (260,000,000) shares, of which two hundred and fifty million (250,000,000) shares shall be common stock, par value $0.0001 per share, and ten million (10,000,000) shares shall be preferred stock, par value $.0.0001 per share.

SECOND: That said amendment will have an Effective Time of 5:00 P.M., Eastern Time, on the filing date of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its President and Chief Executive Officer this __ day of ___, 2021.

President and Chief Executive Officer

A-1

Appendix B

CERTIFICATE OF AMENDMENT TO THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
AZURRX BIOPHARMA, INC.

AzurRx BioPharma, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

FIRST: That a resolution was duly adopted on December 31, 2020, by the Board of Directors of the Corporation pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth an amendment to the Certificate of Incorporation of the Corporation and declaring said amendment to be advisable. The stockholders of the Corporation duly approved said proposed amendment at a special meeting of stockholders held on , 2021, in accordance with Section 242 of the General Corporation Law of the State of Delaware. The proposed amendment set forth as follows:

Article FOURTH of the Amended and Restated Certificate of Incorporation of the Corporation, as amended to date, be and hereby is further amended by inserting the following immediately after the first paragraph of Article FOURTH:

Upon effectiveness (“Effective Time”) of this amendment to the Amended and Restated Certificate of Incorporation of the Corporation, a __ reverse stock split of the Corporation’s Common Stock shall become effective, pursuant to which each __ share of Common Stock outstanding and held of record by each stockholder of the Corporation (including treasury shares) immediately prior to the Effective Time (“Old Common Stock”) shall be reclassified and split into __ shares of Common Stock automatically and without any action by the holder thereof upon the Effective Time and shall represent __ shares of Common Stock from and after the Effective Time (“New Common Stock”), with a corresponding reduction in the number of authorized shares of our Common Stock by a corresponding ratio.

No fractional shares of Common Stock will be issued in connection with the reverse stock split. Stockholders of record who otherwise would be entitled to receive fractional shares, will be entitled to receive cash (without interest) in lieu of fractional shares, equal to such fraction multiplied by the average of the closing sales prices of our Common Stock on the exchange the Corporation is currently trading during regular trading hours for the five consecutive trading days immediately preceding the effective date of the Reverse Split (with such average closing sales prices being adjusted to give effect to the Reverse Split).

Each holder of record of a certificate or certificates for one or more shares of the Old Common Stock shall be entitled to receive as soon as practicable, upon surrender of such certificate, a certificate or certificates representing the largest whole number of shares of New Common Stock to which such holder shall be entitled pursuant to the provisions of the immediately preceding paragraphs. Any certificate for one or more shares of the Old Common Stock not so surrendered shall be deemed to represent one share of the New Common Stock for each five shares of the Old Common Stock previously represented by such certificate.

SECOND: That said amendment will have an Effective Time of 5:00 P.M., Eastern Time, on the filing date of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its President and Chief Executive Officer this __ day of ____, 2021.

President and Chief Executive Officer

B-1